Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: March 2008

1)	Beginning of the Month Principal Receivables:	$44,886,799,500.22
2)	Beginning of the Month Finance Charge Receivables:	$958,691,300.11
3)	Beginning of the Month AMF Receivables :	$54,427,790.00
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$45,899,918,590.33

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$0.00
11)	Additional Finance Charge Receivables:	$0.00
12)	Additional AMF Receivables	$0.00
13)	Additional Total Receivables:	$0.00

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$43,873,294,547.94
16)	End of the Month Finance Charge Receivables:	$861,772,265.41
17)	End of the Month AMF Receivables	$50,510,014.88
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$44,785,576,828.23

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$39,135,591,114.85

22)	End of the Month Seller Percentage	10.80%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: March 2008

			ACCOUNTS	RECEIVABLES
1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	254,205	$504,607,428.57
	3)	60 - 89 days delinquent	201,494	$412,593,443.96
	4)	90+ days delinquent	515,543	$1,089,843,843.32

	5)	Total 30+ days delinquent	971,242	$2,007,044,715.85

	6)	Delinquencies 30+ Days as a Percent of End of the Month Total Receivables		4.48%

7)	Defaulted Accounts during the Month		184,357	$296,782,398.64

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			7.93%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: March 2008

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$8,835,136,293.38	19.25%

2)	Collections of Principal Receivables and Principal Payment Rate		$7,965,723,728.51	17.75%

	3)	Prior Month Billed Finance Charges and Fees	$626,229,265.04
	4)	Amortized AMF Income	$29,144,530.36
	5)	Interchange Collected	$124,211,521.87
	6)	Recoveries of Charged Off Accounts	$99,270,542.48
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$878,855,859.75	23.50%

Capital One Master Trust (AMF COLLECTIONS)

MONTHLY PERIOD: March 2008

1)	Beginning Unamortized AMF Balance			$162,477,562.06
	2)	+ AMF Slug	$0.00
	3)	+ AMF Collections	$19,701,235.48
	4)	- Amortized AMF Income	$29,144,530.36
5)	Ending Unamortized AMF Balance			$153,034,267.18

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables